February 14, 2008
Board of Directors
MAKO Surgical Corp.
2555 Davie Road
Ft. Lauderdale, FL 33317
Ladies and Gentlemen:
     We are acting as counsel to MAKO Surgical Corp., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 5,865,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), of which up to (i) 5,798,333 Shares are to be sold by the Company (the “Company Shares”) and (ii) 66,667 Shares are to be sold by the stockholder identified in the Registration Statement (the “Selling Stockholder Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     In this capacity, we have reviewed such matters of fact and questions of law as we have considered necessary for purposes of this opinion letter. As to all matters of fact, we have relied on the representations and statements of fact made in documents so reviewed, and we have not independently established the facts so relied upon. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that:
a.	Following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Company Shares pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Company Shares specified in the resolutions of the Board of Directors and the pricing committee of the Board of Directors authorizing issuance thereof, the Company Shares will be validly issued, fully paid, and nonassessable.

b.	The Selling Stockholder Shares are validly issued, fully paid and nonassessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.

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